September 19, 2006

Leonard Burningham
455 East 500 South, Suite 205
Salt Lake City, UT  84111

Dear Leonard,

     I have reviewed the possible liability for Sanguine Corporation with regards to the warrants that were issued as part of the debenture to First York Partners and subsequently, purchased by individuals closely associated with Sanguine. The following items were considered:

1. Paragraph 8 of FASB 5 states. An estimated loss from a loss contingency (as defined in paragraph 1) shall be accrued by a charge to income if both of the following conditions are met:

       a. Information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements. It is implicit in this condition that it must be probable that one or more future events will occur confirming the fact of the loss.

       b. The amount of loss can be reasonably estimated.

2. Since the initial convertible debenture a significant percentage of the warrants originally issued have been converted.

3. The remaining warrants are held primarily by individuals affiliated with the Company who are committed to increasing the value of the Company and therefore enhancing its stock value. This enhances the probability that all the warrants will be exercised and the net cash settlement issue would be negated.

4. Even though all of the warrant holders will probably exercise there warrants the Company cannot guarantee that all of the warrants will be exercised; or that the SEC will not in some remote way disallow the registration; or that by some unforeseen circumstances the Company does not keep the shares actively registered and the net cash settlement may be initiated.

     Below is an outline of the possible liability risk involved with this.

                             2002        2003          2004          2005

Warrants Outstanding       5,627,500   5,627,500     3,386,369     2,193,115
Exercise Price             $0.08       $0.08         $0.08         $0.08
Share Price at Year End     $0.04       $0.075        $0.27         $0.155
Price Difference          ($0.04)     ($0.005)       $0.19         $0.075
Possible Liability        ($225,100)  ($28,137.50)   $643,410.11   $164,483.63
10% Risk                  ($22,510)   ($2,813.75)    $64,341.01     $16,448.36
5% Risk                   ($11,255)   ($1,406.88)    $32,170.51      $8,224.18

     Based upon these factors management believes that there is a very remote chance that a small percentage of warrant holders may request the net cash settlement should events happen, that cause this to be a possibility. Therefore, management to the best of its ability and in reviewing FAS 5 have concluded that there is a 10% probability that the Company may be liable under the warrant net cash settlement agreement for an additional obligation and have recorded such liability on the books of the Company.

     Consider this Sanguine's Policy with regards to these warrants in future and restated financial statements.

Very Truly Yours,

/s/ David E. Nelson
--------------------
David E. Nelson
Chief Financial Officer